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                                                                    EXHIBIT 99.1

PREFERRED EMPLOYERS TO BEGIN TRADING ON NASDAQ NATIONAL MARKET

MIAMI, May 7 /PRNewswire/ -- Preferred Employers Holdings, Inc. (Nasdaq: PEGI -
NEWS) announced today that its common stock commenced trading today on the Nasdaq National Market under the symbol PEGI. The company's common stock previously was quoted on the Nasdaq Small Cap Market.

Mel Harris, Chairman and CEO of Preferred Employers Holdings, said, "The listing of our stock on the Nasdaq National Market is another important step in building Preferred Employers Holdings and highlights the financial progress we are making. We expect the Nasdaq National Market listing to provide higher visibility for our company with Wall Street and demonstrates to the investment community that we have met the more stringent requirements necessary for a National Market listing."

Founded in 1988, Preferred Employers Holdings furnishes temporary professional medical personnel to client hospitals, provides businesses with workers' compensation and other business insurance products as well as risk management and cost containment services and reinsures certain workers' compensation and employers' liability insurance policies. The company's strategy calls for geographical growth and expansion of operations in the employee staffing business through select acquisitions where the company's expertise in workers' compensation, healthcare benefits and database management provide it with a competitive advantage.

For more information contact Mark Olson at (800) 433-5755 or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. (305) 852-2383. E-mail:
INFO@HAWKASSOCIATES.COM.

Certain statements contained herein, including without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects" and words of similar import constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual Company results to differ materially from expectations. Such factors include the following: (1) circumstances which could affect the writing of workers' compensation, liability and property insurance, (2) economic, business and competitive conditions in the employee staffing and insurance industry and the economy in general, (3) the enactment of new regulations and laws, and the amendment of existing regulations and laws which could affect the Company's business, and (4) changes in the Company's business strategy or development plans.